UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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ZIPREALTY, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ZipRealty, Inc.
2000 Powell Street, Suite 300
Emeryville, California 94608
(510) 735-2600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 7, 2012

To our Stockholders:

We are holding our 2012 annual meeting of stockholders on Thursday, June 7, 2012, at 8:00 a.m. local time. It will be held at Watergate Towers, 2200 Powell Street, Conference Room D, Emeryville, California 94608, telephone (510) 594-3100. Only stockholders of record on April 9, 2012 are entitled to notice of and to vote at our annual meeting or at any adjournment or postponement of it. The purposes of the meeting are:

1.  To elect two Class II directors, each to serve for a term of three years expiring on the date of our 2015 annual meeting of stockholders or until a successor is duly elected and qualified;

2.  To ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for our fiscal year 2012; and

3.  To transact any other business that may properly come before the annual meeting or any adjournment or postponement of it.

Your Board of Directors unanimously recommends that you vote to approve all of the proposals before you. Those proposals are described more fully in the accompanying proxy statement, which we urge you to read.

As described further in the enclosed proxy statement and proxy card, you can submit your vote by mailing your proxy card, or, if you are a stockholder of record, you may vote in person at the annual meeting. Please refer to the proxy statement and proxy card for additional information on how to submit your vote.

Your vote is important. Whether or not you plan to attend the meeting in person, you are urged to ensure that your shares are represented at the annual meeting by following the instructions on the enclosed proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting
to Be Held on June 7, 2012:

This notice of meeting, proxy statement and proxy card, as well as our annual report to stockholders for the year ended December 31, 2011, are available at www.ziprealty.com/investor_relations.

By order of the Board of Directors,

Samantha E. Harnett
Secretary

April 25, 2012

ii

ZipRealty, Inc.
2000 Powell Street, Suite 300
Emeryville, California 94608
(510) 735-2600

PROXY STATEMENT

Introduction

The accompanying proxy is solicited by the Board of Directors of ZipRealty, Inc., a Delaware corporation (“we,” “us,” “ZipRealty” or the “Company”), for use at our 2012 annual meeting of stockholders to be held on Thursday, June 7, 2012, at 8:00 a.m. local time, or any adjournment thereof, for the purposes set forth in this proxy statement and the accompanying notice of annual meeting. The annual meeting will be held at Watergate Towers, 2200 Powell Street, Conference Room D, Emeryville, California 94608, telephone (510) 594-3100.

These proxy solicitation materials were first mailed on or about April 25, 2012 to all stockholders entitled to vote at our annual meeting.

Questions and Answers about
the Proxy Materials and the Annual Meeting

Why did you send me this proxy statement?

We sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at our annual meeting of stockholders. That meeting is scheduled to take place on Thursday, June 7, 2012, at 8:00 a.m. local time. This proxy statement summarizes information concerning the proposals to be voted on at that meeting. This information will help you to make an informed vote at the annual meeting.

What proposals will be voted on at the meeting?

We have scheduled two proposals to be voted on at the meeting:

1.  The election of two Class II directors, each to serve for a term of three years expiring on the date of our 2015 annual meeting of stockholders or until a successor is duly elected and qualified; and

2.  The ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for our fiscal year 2012.

What is the voting recommendation?

Your Board of Directors recommends that you vote your shares “FOR” the election of the nominees to our Board of Directors and “FOR” the other proposal listed above.

Who is entitled to vote?

Only stockholders of record of our common stock at the close of business on April 9, 2012, which is the record date for our annual meeting of stockholders, are entitled to notice of and to vote at our annual meeting. As of the close of business on the record date, 20,636,471 shares of our common stock were outstanding and entitled to vote. Each stockholder of record is entitled to one vote for each share of common stock held as of the record date.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and shares owned beneficially.

Stockholder of record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are considered to be the stockholder of record with respect to those shares, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for you to use.

Beneficial owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and your broker or nominee is forwarding these proxy materials to you. Your broker or nominee is considered to be the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote those shares in person at the meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

How can I vote my shares in person at the meeting?

Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification. You may vote shares held in street name in person only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

How can I vote my shares without attending the meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting.

Stockholder of record

You may vote by granting a proxy.  Please refer to the summary voting instructions included on your proxy card. You may vote by mail by signing your proxy card and mailing it in the enclosed postage prepaid and addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign the card but do not provide instructions, your shares will be voted as described below in “How are votes counted?”

Beneficial owner

For shares held in street name, please refer to the voting instruction card provided by your broker or nominee.

Can I change or revoke my vote after I submit my proxy?

Yes. You can change or revoke your vote at any time before we vote your proxy at the annual meeting.

Stockholder of record

If you are a stockholder of record, you can change or revoke your vote by one of the following methods:

•	Send a written notice to our Secretary at our principal executive offices in Emeryville, California stating that you would like to revoke your proxy.
•	Complete a new proxy card and send it to our Secretary. The new proxy card will automatically replace any earlier-dated proxy card that you returned.
•	Attend the annual meeting and vote in person.

If you choose to revoke your proxy by attending the annual meeting, you must vote at the meeting in accordance with the rules for voting at the annual meeting. Attending the annual meeting will not, by itself, constitute revocation of your proxy.

Beneficial owner

If you instructed a broker or nominee to vote your shares, follow your broker or nominee’s directions for changing or revoking those instructions.

How are votes counted?

In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For any other proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Shares may also be present at a meeting as broker non-votes. Generally, broker non-votes occur when a broker holds shares in “street name” for a beneficial owner, the broker has not received voting instructions from the beneficial owner, and the broker indicates on a proxy that it does not have discretionary authority to vote on the proposal. Please note that brokers may not vote your shares on the election of directors in the absence of your specific instructions as to how to vote, so we encourage you to provide instructions to your broker regarding the voting of your shares.

Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN” on a proposal will be treated as being present at the meeting for purpose of establishing a quorum and will also be treated as being entitled to vote on the proposal. Broker non-votes will be treated as being present at the meeting for the purpose of establishing a quorum but will not be treated as being entitled to vote on the proposal and, therefore, will not affect voting results.

The inspector of election appointed for the meeting will tabulate all votes. If you sign your proxy card or broker voting instruction card but do not provide instructions on how you wish your shares to be voted, your shares will be voted in accordance with the recommendations of the Board of Directors (“FOR” our nominees to the Board of Directors and “FOR” all other items described in this proxy statement and in the discretion of the proxy holders on any other matters that properly come before the meeting).

What vote is required to approve each of the proposals?

With respect to the proposal to elect two directors, the two nominees for election as the Class II directors receiving the greatest number of “FOR” votes will be elected, even if those votes are less than a majority of shares present and entitled to vote. Votes “WITHHELD” are not counted towards the tabulation of votes cast for the election of directors.

Any other proposal requires the affirmative “FOR” vote of a majority of the shares present and entitled to vote on the proposal. Note that shares that are voted “ABSTAIN” on a proposal may prevent the proposal from receiving the affirmative vote of a majority of the shares present and entitled to vote on the proposal and, therefore, have the same effect as votes “AGAINST” the proposal.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares are registered differently or are in more than one account. Please sign and provide voting instructions for each proxy and voting instruction card you receive.

How may I obtain a separate set of proxy materials or request a single set for my household?

If you share an address with another stockholder, you may receive only one set of proxy materials (including our Annual Report on Form 10-K and proxy statement) unless you have provided contrary instructions. If that is the case and you wish to receive a separate set of proxy materials for this meeting, please request the separate set by contacting our transfer agent, American Stock Transfer & Trust Company, in writing at 6201 15th Avenue, Brooklyn, New York 11219, Attention: Shareholder Services, by telephone at (800) 937-5449, or by email to shareholders@amstock.com. Our transfer agent will then deliver the additional set of proxy materials promptly. You may also contact our transfer agent in the same fashion to give notice that you wish to receive a separate set of proxy materials in the future.

Similarly, if you share an address with another stockholder and have received multiple sets of our proxy materials, you may contact our transfer agent in the same manner set forth above to request delivery of a single set of these materials in the future.

Where can I find the voting results of the meeting?

We will announce preliminary voting results at the annual meeting and publish final results in a current report on Form 8-K filed with the Securities and Exchange Commission within four business days after the annual meeting. You may access this report at www.sec.gov.

What happens if additional proposals are presented at the meeting?

Other than the proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen circumstance a nominee is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate as may be nominated by the Board of Directors.

Must a minimum number of stockholders vote or be present at the annual meeting?

Unless a quorum is present at the annual meeting, no action may be taken at the annual meeting except to adjourn it until a later time. Our bylaws provide that a majority of all of the shares of our stock entitled to vote, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting. Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN” on any proposal, as well as broker non-votes, will be treated as being present and entitled to vote for purposes of establishing a quorum.

Is cumulative voting permitted for the election of directors?

Stockholders may not cumulate votes in the election of directors.

Who will bear the cost of soliciting votes for the meeting?

We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We may also hire our transfer agent (American Stock Transfer & Trust Company) or another proxy solicitor to assist us in the distribution of proxy materials and the solicitation of votes. We will pay any proxy solicitor a reasonable and customary fee plus expenses for those services. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our beneficial stockholders.

Proposal 1 — Election of Directors

You are being asked to elect Mr. Charles C. Baker and Mr. Robert C. Kagle as the Class II directors, each to serve for a term of three years expiring on the date of our 2015 annual meeting of stockholders or until his successor is duly elected and qualified.

Terms of directors

We have a classified Board of Directors, with overlapping terms of office. The current term for the Class II directors expires at this annual meeting, but if each of Mr. Baker and Mr. Kagle, our nominees, are duly elected by you, the term of his office will expire at our 2015 annual meeting, or when his successor is duly elected and qualified. The term for the Class III directors expires at the 2013 annual meeting, and the term for the Class I directors expires at the 2014 annual meeting. Each director serves for a three-year term (or the remainder of a three-year term when the director is filling a vacancy) or until his or her successor is duly elected and qualified. When a director is appointed by the Board of Directors to fill a vacancy in a class, he or she is appointed for the remainder of the three-year term of that class but is required to stand for election at our annual meeting of stockholders in the year following his or her appointment.

Our Board of Directors currently consists of six members: two who are Class I directors, two who are Class II directors and two who are Class III directors. In March 2012, the Board of Directors reclassified Mr. Baker, who was previously classified as a Class I director, as a Class II director to divide the members of the Board of Directors as equally as possible among the three classifications. Our Board of Directors currently has no vacant seats. Our Board of Directors has determined that each of its current members, except for Mr. Baker, is independent within the meaning of The NASDAQ Stock Market, Inc. independent director standards, and with respect to the members of the Audit Committee, within the meaning of the independence standards of both The NASDAQ Stock Market, Inc. and the Securities and Exchange Commission.

Election of Class II directors

The Board of Directors’ nominees for election by the stockholders as the Class II directors are Mr. Baker and Mr. Kagle. Each of these persons currently serves as a Class II director with a term of office expiring at this annual meeting. Our Corporate Governance and Nominating Committee has recommended these nominations. If elected, each of the two Class II nominees will serve as a director until our 2015 annual meeting or until his or her successor is duly elected and qualified. If a nominee declines to serve, proxies may be voted for a substitute nominee as we may designate. We are not aware of any reason that these nominees would be unable or unwilling to serve.

As long as a quorum is present, the two nominees for election as the Class II directors receiving the highest number of votes “FOR” will be elected as the Class II directors. The persons named in the enclosed proxy intend to vote the shares represented by those proxies “FOR” the election of Mr. Baker and Mr. Kagle.

The Board of Directors recommends a vote “FOR” the election of Mr. Charles C. Baker and Mr. Robert C. Kagle as the Class II directors, each to serve for a term of three years expiring on the date of our 2015 annual meeting of stockholders or until his or her successor is duly elected and qualified.

Directors

The following sets forth certain information concerning our directors, including the nominees for election at the 2012 annual meeting:

Name	Age	Position with Us	Director Since
Class II Director Nominees (terms expire at 2012 annual meeting):
Charles C. Baker	45	Director, Chief Executive Officer and President	2010
Robert C. Kagle(2),(3)	56	Director	1999
Class I Directors (terms expire at 2014 annual meeting):
Elisabeth H. DeMarse(1),(2)	58	Director	2005
Donald F. Wood(3)	57	Director, Chairman of the Board	1999
Class III Directors (terms expire at 2013 annual meeting):
Stanley M. Koonce, Jr.(1)	63	Director	2004
Gary A. Wetsel(1A),(3)	66	Director	2007

(1)	Member of the Audit Committee.
(1A)	Member of the Audit Committee and audit committee financial expert.
(2)	Member of the Compensation Committee.
(3)	Member of the Corporate Governance and Nominating Committee.

Charles C. (Lanny) Baker has served as our Chief Executive Officer and President and a member of our Board of Directors since October 2010. From December 2008 until October 2010, Mr. Baker served as our Executive Vice President and Chief Financial Officer. From March 2005 to June 2007, Mr. Baker served as Senior Vice President and Chief Financial Officer of Monster Worldwide, Inc., an online recruitment services company. From June 1993 to March 2005, Mr. Baker served in positions of increasing responsibility in the Equity Research department at Smith Barney, a division of Citigroup, Inc., serving as Managing Director from January 2000 to March 2005. Prior to joining Smith Barney, Mr. Baker spent two years as an Equity Research Analyst at Morgan Stanley & Co. and two years in research assistant positions at Donaldson, Lufkin & Jenrette. Mr. Baker has served on the board of directors of XO Group Inc., a life stages media company targeting couples planning their weddings and future lives together, since November 2005, where he is currently the chair of its audit committee and its nominating and corporate governance committee, and on the board of directors of Homeaway, Inc., the world’s largest online marketplace for the vacation rental industry, since April 2011, where he is currently the chair of its audit committee. Mr. Baker holds a Bachelor of Arts degree in history from Yale College.

Robert C. Kagle has served on our Board of Directors since November 1999. Mr. Kagle has been a General Partner of Benchmark Capital since its founding in May 1995 and a General Partner of Technology Venture Investors since January 1984. Mr. Kagle has served on the board of directors of Zipcar, Inc., the operator of the world’s leading car sharing network, since July 2005. Previously, Mr. Kagle served on the boards of directors of Jamba, Inc. and its predecessor from 1994 to August 2009, of eBay Inc. from June 1997 to June 2007, and of E-LOAN, Inc. from January 1998 to its acquisition by Popular, Inc. in late 2005. Mr. Kagle holds a Masters of Business Administration degree from the Stanford University Graduate School of Business and a Bachelor of Science degree in electrical and mechanical engineering from the General Motors Institute (renamed Kettering University in January 1998).

Elisabeth H. DeMarse has served on our Board of Directors since July 2005. Ms. DeMarse has been the Chief Executive Officer and President and a member of the Board of Directors of TheStreet, Inc., an Internet financial newsletter company, since March 2012. From October 2010 to March 2012, Ms. DeMarse served as Chief Executive Officer of Newser, an online news service. From November 2006 until its acquisition by Bankrate, Inc. in August 2010, Ms. DeMarse served as Chief Executive Officer and President of CreditCards.com, an internet financial services company. From December 2005 to October 2006, Ms. DeMarse served as CEO-in-Residence of Austin Ventures. From April 2000 until June 2004, Ms. DeMarse served as President and Chief Executive Officer of Bankrate, Inc., an internet financial services company. From 1998 to 2000, Ms. DeMarse served as Executive Vice President of Hoover’s Online, Inc., an internet financial services company. Prior to joining Hoover’s, Ms. DeMarse served for ten years as a senior executive in a variety of roles at Bloomberg L.P., a financial services organization. Ms. DeMarse is a certified member of the National Association of Corporate Directors. Ms. DeMarse served on the boards of directors of InsWeb Corporation, an operator of an online insurance marketplace, from January 2011 to January 2012, of Heska Corporation, a seller of advanced veterinary diagnostic and specialty products, from August 2004 to June 2007, of Stockgroup, an internet source for financial data and news, from August 2005 to June 2007, of YP Corp., an online telephone directory, from January 2006 to August 2007, and of EDGAR-Online, Inc., an internet source for filings with the Securities and Exchange Commission, from October 2004 to November 2010. Ms. DeMarse holds a Masters of Business Administration degree from Harvard Business School and a Bachelor of Arts degree in history cum laude from Wellesley College.

Donald F. Wood has served on our Board of Directors since July 1999 and was appointed Chairman of the Board of Directors in May 2006. Mr. Wood has been a Managing Director of Draper Fisher Jurvetson since September 2006 and a Managing Member of Vanguard Ventures since February 1998. Mr. Wood holds a Masters of Business Administration degree from the Stanford University Graduate School of Business and a Bachelor of Arts degree in economics from Stanford University.

Stanley M. (Mack) Koonce, Jr. has served on our Board of Directors since May 2004. Mr. Koonce has been the Executive Vice President and Chief Operating Officer of Big Brothers Big Sisters of America, a youth mentoring organization, since June 2002. From April 2001 to April 2002, Mr. Koonce was President and Chief Executive Officer of Venue Ticket Exchange, a sports ticketing company. From September 2000 to May 2002, Mr. Koonce was Chairman of AIVIA, a software and web development company. Mr. Koonce holds a Masters of Business Administration degree and a Bachelor of Science degree in mathematics from the University of North Carolina at Chapel Hill.

Gary A. Wetsel has served on our Board of Directors since May 2007. Mr. Wetsel is an independent consultant. From April 2002 to December 2004, Mr. Wetsel served as Executive Vice President, Finance, Chief Financial Officer and Chief Administrative Officer of Aspect Communications Corporation, a provider of enterprise customer contact solutions, where he remained as a consultant until his retirement in March 2005. Mr. Wetsel has held senior executive positions with several other high-tech companies, including serving as Vice President and Chief Financial Officer of Zhone Technologies, Inc., President and Chief Executive Officer of WarpSpeed Communications Corp., Executive Vice President and Chief Operating Officer of Wyse Technology, Inc., President and Chief Executive Officer of Borland International, Inc., Executive Vice President and Chief Financial Officer of Octel Communications Corporation and Vice President and Chief Financial Officer of Ungermann-Bass, Inc. Mr. Wetsel also has over eleven years of experience in public accounting, including seven years with KPMG. Mr. Wetsel was a member of the boards of directors of LookSmart Ltd., an online advertising and technology company, from September 2004 until November 2006, where he chaired the audit committee, and of Blue Martini Software, Inc., a provider of software designed to optimize sales, from March 2004 until its acquisition in May 2005, where he also served on the audit committee. Mr. Wetsel is a Certified Public Accountant (inactive) and holds a Bachelor of Science degree in accounting from Bentley University. Based in part on Mr. Wetsel’s background, experience, and expertise, our Board of Directors has determined that Mr. Wetsel is an audit committee financial expert within the meaning of the Securities and Exchange Commission standards relating to audit committees.

Board committees

Our Board of Directors has standing Audit, Compensation, and Corporate Governance and Nominating Committees. Each of these committees is governed by a written charter that is available, along with a copy of our Corporate Governance Guidelines, on our website at www.ziprealty.com under “Investor Relations — Corporate Governance — Governance Documents.”

Audit Committee.  Our Audit Committee consists of Mr. Wetsel (chair), Ms. DeMarse and Mr. Koonce. Our Board of Directors has determined that each of these persons is independent within the meaning of the Securities and Exchange Commission and The NASDAQ Stock Market, Inc. independent director standards. Our Board of Directors has further determined that Mr. Wetsel is an audit committee financial expert within the meaning of the Securities and Exchange Commission standards. This committee met five times in 2011. This committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent registered public accounting firm relationships and the audits of our financial statements. This committee’s responsibilities include:

•	selecting and hiring our independent registered public accounting firm;
•	evaluating and providing guidance with respect to the external audit and qualifications, independence and performance of our independent registered public accounting firm;
•	pre-approving the audit and non-audit services to be performed by our independent registered public accounting firm;
•	reviewing management’s report on its assessment of the effectiveness of our internal controls and our significant accounting policies;
•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;
•	providing the report that the Securities and Exchange Commission requires to be included in our annual proxy statement;
•	reviewing our risk management policies, including our investment policies and performance for cash and short-term investments; and
•	reviewing and monitoring compliance with our Code of Business Conduct and Ethics, a copy of which is available on our website at www.ziprealty.com under “Investor Relations — Corporate Governance — Governance Documents.”

Compensation Committee.  Our Compensation Committee consists of Mr. Kagle (chair) and Ms. DeMarse. Our Board of Directors has determined that each of these persons is independent within the meaning of The NASDAQ Stock Market, Inc. independent director standards. This committee met four times in 2011. This committee’s purpose is to assist our Board of Directors in determining the development plans and compensation for our senior management and directors. This committee’s responsibilities include:

•	reviewing and approving compensation and benefit plans for our executive officers;
•	setting performance goals for our officers and reviewing their performance against these goals;
•	evaluating the competitiveness of our executive compensation plans;
•	reviewing and recommending compensation for members of our Board of Directors and committees thereof; and
•	preparing the report that the Securities and Exchange Commission requires to be included in our annual proxy statement.

Corporate Governance and Nominating Committee.  Our Corporate Governance and Nominating Committee consists of Messrs. Wood (chair), Kagle and Wetsel. Our Board of Directors has determined that each of these persons is independent within the meaning of The NASDAQ Stock Market, Inc. independent director standards. This committee met two times in 2011. This committee’s purpose is to assist our Board of

Directors by identifying individuals qualified to become members of our Board of Directors, consistent with criteria set by our Board of Directors, and to develop our corporate governance principles. This committee’s responsibilities include:

•	evaluating the composition, size and governance of our Board of Directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;
•	administering our policy for considering stockholder nominees for election to our Board of Directors;
•	evaluating and recommending candidates for election to our Board of Directors;
•	overseeing our Board of Directors’ periodic evaluation process;
•	reviewing our corporate governance principles and providing recommendations to the Board of Directors regarding possible changes;
•	periodically reviewing executive succession plans; and
•	reviewing and approving related party transactions.

Board leadership

As noted above, our Corporate Governance and Nominating Committee is responsible for evaluating the membership, structure and governance of our Board of Directors and its committees and making related recommendations to our Board of Directors. At the recommendation of this committee, our Board of Directors has adopted Corporate Governance Guidelines, which were designed primarily to assist our Board of Directors in carrying out its corporate governance responsibilities. A copy of the Corporate Governance Guidelines is available at www.ziprealty.com under “Investor Relations — Corporate Governance — Governance Documents.” As stated in the Corporate Governance Guidelines, our Board of Directors does not have a policy at this time on whether or not the roles of Chief Executive Officer and Chairman of the Board should be separate. At present, those roles are separate, with Mr. Wood serving as our Chairman of the Board and Mr. Baker serving as our Chief Executive Officer and President. With the exception of Mr. Baker, all current members of our Board of Directors, including Mr. Wood, are independent directors under The NASDAQ Stock Market, Inc. independent director standards; see “Director independence” beginning on page 12 of this proxy statement. The Corporate Governance and Nominating Committee believes this leadership structure is the most appropriate structure at this time because of the unique and outside perspectives that independent directors, including an independent Chairman of the Board, bring to the discussions and deliberations of the Board of Directors.

Board risk oversight

Our Board of Directors is responsible for overseeing our risk management process, with our management responsible for day-to-day risk management. Management’s operational and strategic presentations to our directors include consideration of the challenges and risks to our business, and our directors and management actively engage in discussions on these topics. As described under “Board committees — Audit Committee” beginning on page 8 of this proxy statement, our Board of Directors has delegated to our Audit Committee responsibility for reviewing our risk management policies, including our investment policies and performance for cash and short-term investments. This committee also oversees and monitors the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters, and it reviews and monitors compliance with our Code of Business Conduct and Ethics. Management periodically reviews the potential for risk exposure with this committee, as well as the potential for insurance coverage against such exposure. This committee, together with management, reports to the Board of Directors on these discussions as deemed warranted, and in connection with our annual negotiations for insurance coverage.

Identifying and evaluating director nominees

Qualifications.  We have no stated minimum criteria for director nominees. The Corporate Governance and Nominating Committee does, however, seek for nomination and appointment candidates with excellent decision-making ability, business experience, relevant expertise, personal integrity and reputation. This committee may also consider other factors such as issues of character, judgment, independence, diversity, age, expertise, corporate experience, length of service and other commitments, and the general needs of the Board of Directors, in accordance with the charter of this committee and with our Corporate Governance Guidelines, a copy of which is available at www.ziprealty.com under “Investor Relations — Corporate Governance — Governance Documents.” This committee considers the skills and experience of candidates in the context of the needs of the full Board of Directors, including the diversity of the candidates’ skills and experience in areas that are relevant to our business and activities such as operations, finance, marketing and sales. This committee believes it appropriate that at least one member of our Board of Directors meet the criteria for an audit committee financial expert as defined by the rules of the Securities and Exchange Commission, and that a majority of the members of our Board of Directors meet the independent director standards of The NASDAQ Stock Market, Inc.

This committee also believes it may be appropriate for certain members of our management, in particular our Chief Executive Officer, to participate as a member of our Board of Directors. Accordingly, Mr. Baker, our Chief Executive Officer and President, was selected for membership on our Board of Directors. Prior to becoming our Chief Executive Officer, Mr. Baker served as our Executive Vice President and Chief Financial Officer for nearly two years, where he gained a deep understanding of our business model. Mr. Baker also has extensive business leadership and financial experience from his previous positions as Senior Vice President and Chief Financial Officer of Monster Worldwide, Inc., and as Managing Director at Smith Barney, a division of Citigroup. In addition, Mr. Baker has board experience as a director of The Knot, Inc., where he serves as chair of the audit committee and the nominating and corporate governance committee, and as a director of Homeaway, Inc., where he serves as chair of the audit committee.

Our current non-employee directors represent a diverse group of leaders in their respective fields, and they all have experience serving on the boards of directors of other companies. These attributes provide an understanding of different business challenges and strategies. Our Corporate Governance and Nominating Committee nominated our non-employee directors for membership on our Board of Directors because of the leadership experiences, diverse professional skills and other experiences described below, which this committee believes provide us with the perspectives and judgment necessary to guide our strategies and to monitor their execution.

Ms. DeMarse:

•	Business leadership and financial experience as Chief Executive Officer and President of TheStreet, Inc., Chief Executive Officer of Newser, Chief Executive Officer and President of CreditCards.com, CEO-in-Residence of Austin Ventures, President and Chief Executive Officer of Bankrate, Inc. and Executive Vice President of Hoover’s Online, Inc.
•	Outside board experience as a director of EDGAR-Online, Inc., Heska Corporation, InsWeb Corporation, Stockgroup and YP Corp., as well as a private company, and professional accreditation as a certified member of the National Association of Corporate Directors

Mr. Kagle:

•	Financial and equity management experience as a General Partner of Benchmark Capital and as a General Partner of Technology Venture Investors
•	Leadership experience with various trade associations and as Chairman Emeritus of the Board of Trustees at Kettering University
•	Corporate strategy experience as a consultant with Boston Consulting Group
•	Outside board experience as a director of eBay Inc., E-LOAN, Inc., Jamba, Inc., and Zipcar, Inc., as well as various private companies

Mr. Koonce:

•	Business leadership experience as President and Chief Executive Officer of Venue Ticket Exchange and President of the Travel Services Division of CUC International
•	Operations experience as Executive Vice President and Chief Operating Officer of Big Brothers Big Sisters of America, and operations and marketing experience as Executive Vice President of Wyndham Hotels
•	Outside board experience as Chairman of AIVIA, and board experience as a director of Wyndham hotels and as a director of national and local Big Brothers Big Sisters agencies

Mr. Wetsel:

•	Business leadership and financial experience as President and Chief Executive Officer of Borland International, Inc., President and Chief Executive Officer of WarpSpeed Communications Corp., Executive Vice President, Finance, Chief Financial Officer and Chief Administrative Officer of Aspect Communications Corporation, Executive Vice President and Chief Operating Officer of Wyse Technology, Inc., Executive Vice President and Chief Financial Officer of Octel Communications Corporation, Vice President and Chief Financial Officer of Zhone Technologies, Inc. and Vice President and Chief Financial Officer of Ungermann-Bass, Inc.
•	Public company accounting experience, including with KPMG, and professional accreditation as a Certified Public Accountant (inactive)
•	Outside board experience as a director of LookSmart Ltd. and Blue Martini Software, Inc., as well as several private companies

Mr. Wood:

•	Financial and equity management experience as a Managing Director of Draper Fisher Jurvetson and a Managing Member of Vanguard Ventures
•	Business leadership experience as President of Metricom, Inc.
•	Sales and marketing experience as Senior Vice President of Sales and Marketing at International Power Technology
•	Corporate strategy experience as a consultant with McKinsey and Company
•	Outside board experience as a director of various private and non-profit entities

Process.  On an annual basis, the Corporate Governance and Nominating Committee reviews with the Board of Directors the qualifications sought in director candidates, the skills and characteristics of the incumbent directors, and the composition of the Board of Directors as a whole. This assessment includes a review of the incumbent directors’ qualification as independent, as well as a consideration of other qualifications and the diversity of the members’ skills and experience in the context of the needs of the Board of Directors in areas such as operations, finance, marketing and sales. During that review, the Corporate Governance and Nominating Committee, together with the Board of Directors, can assess the effectiveness of our policies with respect to membership on the Board of Directors, including its policy with respect to the consideration of diversity.

Next, the Corporate Governance and Nominating Committee identifies nominees for the class of directors being elected at each annual meeting of stockholders by first evaluating the current members of such class of directors willing to continue in service. Current members of our Board of Directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new, diverse perspective. If any member of such class of directors does not wish to continue in service or if this committee or the Board of Directors decides not to re-nominate a member of such class of directors for re-election, this committee identifies the desired skills and experience of a new nominee in light of the criteria described above. Current members of this committee and the Board of Directors are polled for suggestions as to individuals meeting the criteria for nomination. Research may also be performed to identify qualified individuals. This committee may, in its discretion, engage third party search firms to identify and assist in recruiting potential nominees to the Board of Directors. Candidates may also come to the attention of this committee through management, stockholders or other persons.

The Corporate Governance and Nominating Committee may take such measures that it considers appropriate in connection with its evaluation of a candidate, including candidate interviews, inquiry of the person recommending the candidate, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board of Directors or management.

Stockholder recommendations.  Pursuant to the requirements of its charter, the Corporate Governance and Nominating Committee will review any director candidates recommended by our stockholders who are entitled to vote in the election of directors, provided that the stockholder recommendations are timely submitted in writing to our Secretary, along with all required information, in compliance with the stockholder nomination provisions of our bylaws. A copy of our bylaws has been filed with the Securities and Exchange Commission as an exhibit to our Form S-1 filed on May 20, 2004, as amended, and is available on its website at www.sec.gov, as well as on our website at www.ziprealty.com under “Investor Relations — Financial Information — SEC Filings.” Any candidates properly recommended by stockholders in accordance with the foregoing requirements will be considered in such manner as the members of our Corporate Governance and Nominating Committee deem appropriate.

Equity ownership requirements for directors

Our Board of Directors believes it to be in the best interests of our Company and its stockholders to align more closely the interests of stockholders and non-employee directors by requiring non-employee directors to own equity in our Company. Accordingly, under our Corporate Governance Guidelines, each non-employee director is required to own at least 5,000 shares of our common stock by and after the later of (i) July 6, 2012 and (ii) the date that is 120 days after such director has joined the Board of Directors. Such shares must be owned within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, with the exception that shares subject to stock options and other rights to acquire stock will not be deemed to be shares owned until such options or other rights are exercised. Four of our five non-employee directors already meet this equity ownership requirement. We reserve the right to adjust these stock ownership requirements in connection with any stock split, business combination or other event. Upon the request of any non-employee director to have those stock ownership requirements waived with respect to him or her due to hardship or a requirement to comply with a court order, this committee will consider such request and may make such waivers as it deems appropriate under the circumstances.

Director independence

The Board of Directors has adopted standards concerning director independence which meet the independence standards of The NASDAQ Stock Market, Inc. and, with respect to the Audit Committee, the rules of the Securities and Exchange Commission.

Our General Counsel, the Corporate Governance and Nominating Committee and the Board of Directors are involved in the process of determining the independence of acting directors and director nominees. The General Counsel solicits relevant information from directors and director nominees via a questionnaire, which covers material relationships, compensatory arrangements, employment and any affiliation with us, and which the directors complete and return to the General Counsel. In addition to reviewing information provided in the questionnaire, the General Counsel asks our executive officers on an annual basis regarding their awareness of any existing or currently proposed transactions, arrangements or understandings involving us in which any director or director nominee (or any of his or her immediate family members) has or will have a direct or indirect material interest. The General Counsel shares with the Corporate Governance and Nominating Committee and the Board of Directors any information regarding the director or director nominee that suggests that such individual is not independent under The NASDAQ Stock Market, Inc. or Securities and Exchange Commission independence requirements. The Board of Directors discusses all relevant issues, including consideration of any transactions, relationships or arrangements required to be disclosed under Item 404(a) of Regulation S-K, prior to making a determination with respect to the independence of each director.

For example, one of our directors, Mr. Kagle, is a managing member of Benchmark Capital, one of our largest stockholders. A Benchmark Capital fund is an investor in Zillow.com, Inc. (“Zillow”), and another Benchmark Capital managing member serves on the board of directors of Zillow. Zillow operates a website that provides residential real estate information to consumers. We advertise through Zillow on a regular basis pursuant to an agreement negotiated on an arm’s-length basis. After due inquiry, our Board of Directors has not found any conflict of interest regarding this relationship due to the nature of the respective businesses of ZipRealty and Zillow, nor any basis to find Mr. Kagle not independent. Also, given the nature of the relationship among Mr. Kagle, Benchmark Capital and Zillow, our Board of Directors has not found any direct or indirect material interest by Mr. Kagle in our transactions with Zillow. In addition, Mr. Wood, our Chairman of the Board, is a managing director of Draper Fisher Jurvetson, which has a fund that is an investor in Redfin Corporation (“Redfin”), an on-line real estate company. Redfin is a competitor of ours. After due inquiry, our Board of Directors has not found any conflict of interest regarding this relationship, nor any basis to find that Mr. Wood is not independent. Further, Mr. Kagle is affiliated with a fund that beneficially owns approximately 20% of our stock; see “Security Ownership by our Directors, Officers and Principal Stockholders” beginning on page 19 of this proxy statement. After due inquiry, our Board of Directors has not found any conflict of interest regarding this affiliation, nor any basis to find that Mr. Kagle is not independent because of this affiliation.

Based on the review described above, our Board of Directors has affirmatively determined that:

•	Mr. Baker is not independent under The NASDAQ Stock Market, Inc. independent director standards by virtue of his current position as our Chief Executive Officer and President.
•	Our remaining directors, who represent a majority of our Board of Directors, are independent under The NASDAQ Stock Market, Inc. independent director standards. These persons are Ms. DeMarse and Messrs. Kagle, Koonce, Wetsel and Wood.
•	All members of the Audit, Compensation and Corporate Governance and Nominating Committees are independent under The NASDAQ Stock Market, Inc. independent director standards and, in the case of the Audit Committee, the Securities and Exchange Commission standard.

Other than as described above, in 2011, there were no transactions, relationships or arrangements not disclosed as related person transactions that were evaluated by our Board of Directors in determining that the applicable independence standards were met by each of our directors.

Director attendance at meetings

Board and committee meetings.  Our Board of Directors met six times in 2011. No director attended fewer than 75% of the aggregate of (i) the total number of meetings held by the Board of Directors in 2011 and (ii) the total number of meetings held by all committees on which he or she served in 2011 while he or she served on those committees.

Annual meeting of stockholders.  We do not have a formal policy regarding attendance by members of our Board of Directors at our annual meetings of stockholders, but all directors are strongly encouraged to make every effort to attend each annual meeting of stockholders. To this end, we make every effort to schedule our annual meeting of stockholders at a time and date that will maximize attendance by our directors, taking into account the directors’ schedules. Accordingly, we have scheduled a meeting of the Board of Directors immediately to follow our 2012 annual meeting of stockholders on the same date and in the same location. All of our directors attended our 2011 annual meeting of stockholders.

Executive sessions.  The policy of the Board of Directors is to have regularly scheduled executive sessions of independent directors. Such meetings generally occur on a quarterly basis. During each such session, an independent director chairs the executive session and bears such further responsibilities that the independent directors as a whole might designate from time to time.

Contacting our directors

Any stockholder who desires to contact any members of our Board of Directors can write to the following address: Board of Directors, c/o Secretary, ZipRealty, Inc., 2000 Powell Street, Suite 300, Emeryville, California 94608. Communications received in writing will be collected, organized and processed by our Secretary, who will distribute the communications to the members of the Board of Directors as deemed appropriate depending on the facts and circumstances outlined in the communication received. Where the nature of a communication warrants, the Secretary may decide to obtain the more immediate attention of the appropriate committee of the Board of Directors or an independent director, or our management or independent advisors, as the Secretary considers appropriate. It is our Secretary’s practice to inform our Board of Directors of all communications on a regular basis, which typically occurs at each quarterly, regularly scheduled meeting of the Board of Directors.

Director compensation

Cash awards.  Our non-employee directors are compensated in accordance with the terms of our Director Compensation Policy, a copy of which can be found on our website at www.ziprealty.com under “Investor Relations — Corporate Governance — Governance Documents.” Each of our non-employee directors receives an annual retainer of $18,000. The non-employee directors serving as the chairs of our Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee receive additional annual retainers of $25,000, $5,000 and $5,000, respectively. The non-employee directors serving as members but not as chairs of those committees receive an additional annual retainer of $5,000, $2,500 and $2,500, respectively, for each such committee membership. We pay these retainers on a quarterly basis. In the event a non-employee director assumes or vacates a position on our Board of Directors or one of its committees during a quarter, he or she is entitled to a prorated portion of the cash retainer for such position for that quarter based on the percentage of days in that quarter during which he or she served in that position. We also reimburse our non-employee directors for their reasonable expenses incurred in connection with attending meetings of the Board of Directors and its committees. Directors who are our employees receive no separate compensation for services rendered as directors.

Option awards.  Pursuant to our 2004 Equity Incentive Plan, each non-employee director who joins our Board of Directors receives a nondiscretionary, automatic grant of an option to purchase 16,666 shares of our common stock upon joining our Board of Directors, which vests over three years in equal annual installments. In addition, on the date of each annual meeting of stockholders, each non-employee director receives an annual nondiscretionary, automatic grant of an option to purchase 6,666 shares (or, beginning in 2012, in the case of our Chairman of the Board, 10,000 shares) of our common stock, which vests in full on the earlier of (i) the first anniversary of the date of grant and (ii) our next annual meeting of stockholders at which directors are elected. Vesting for both types of awards is subject to the non-employee director’s continued service to us through the relevant vesting date. These options do not contain provisions for acceleration of vesting or any other benefits upon a change of control.

Fiscal year 2011 awards.  On June 2, 2011, in connection with our 2011 annual meeting of stockholders, each continuing non-employee director then serving on our Board of Directors received an automatic grant of an option to purchase 6,666 shares of our common stock at an exercise price of $2.47 per share, subject to the continuing director grant vesting schedule noted above. Mr. Baker received cash and equity compensation during 2011 in consideration of his service as our Chief Executive Officer and President; see the “Summary compensation table” beginning on page 22 of this proxy statement. Mr. Baker did not receive any cash or equity compensation during 2011 for his service on our Board of Directors. Other than these option awards, as well as the cash awards paid in accordance with the policy described above, no option grants, retainers or attendance fees were made or paid to any of our directors during fiscal year 2011.

Fiscal year 2012 awards to date.  On March 8, 2012, our Board of Directors approved a one-time stock option grant to each non-employee director for 50,000 shares at an exercise price of $1.25 per share. The options were granted under and are governed by the terms of our 2004 Equity Incentive Plan. Each option vests in full on the first anniversary of the date of grant, subject to the director’s continued service to us on that date.

The following table provides information related to the compensation of our non-employee directors in 2011:

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Elisabeth H. DeMarse	25,500	7,273	32,773
Robert C. Kagle	25,500	7,273	32,773
Stanley M. Koonce, Jr.	23,000	7,273	30,273
Gary A. Wetsel	45,500	7,273	52,773
Donald F. Wood	23,000	7,273	30,273

(1)	Consists of amounts paid under our Director Compensation Policy as described above.
(2)	The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 relating to stock option grants for the fiscal year ended December 31, 2011, as required by the Securities and Exchange Commission for disclosure purposes in this director compensation table. The information regarding the valuation assumptions used is included in footnote 8 to our audited consolidated financial statements for the fiscal year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2012. The non-employee directors held options to purchase the following number of shares of common stock as of December 31, 2011: Ms. DeMarse — 56,662 shares; Mr. Kagle — 46,662 shares; Mr. Koonce — 63,328 shares; Mr. Wetsel — 43,330 shares; and Mr. Wood — 96,662 shares. The grant date fair value was $1.091 for each of the options to purchase 6,666 shares of our common stock, at an exercise price of $2.47 per share, granted to our non-employee directors on June 2, 2011.

Proposal 2 — Appointment of Independent Registered Public Accounting Firm

You are being asked to ratify the appointment of Moss Adams LLP (“Moss Adams”) as our independent registered public accounting firm for our fiscal year ending December 31, 2012. If the appointment is not ratified by our stockholders, our Audit Committee may consider whether it should take any action concerning this appointment.

Change of independent registered public accounting firm

On March 29, 2012, our Audit Committee appointed Moss Adams as our independent registered public accounting firm for fiscal year 2012. During 2010 and 2011 and through March 29, 2012, we did not consult with Moss Adams regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Prior to the appointment of Moss Adams, PricewaterhouseCoopers LLP (“PwC”) served as our independent registered public accounting firm since our inception in 1999. PwC’s audit reports on our financial statements for the years ended December 31, 2010 and 2011 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the years ended December 31, 2010 and 2011 and through March 29, 2012, there were (i) no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of PwC, would have caused them to make reference thereto in their report on the financial statements for such years and (ii) no reportable events, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Representatives of Moss Adams are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from you.

Audit fees

The following table sets forth the approximate fees for services rendered by PwC with respect to fiscal years 2010 and 2011:

	Fiscal Year 2010	Fiscal Year 2011
Audit Fees(1)	$687,000	$521,500
Audit-related Fees(2)	—	—
Tax Fees(3)	55,346	47,200
All Other Fees(4)	1,408	1,800
Total Fees	$743,754	$570,500

(1)	Audit Fees include fees associated with the annual audit of our consolidated financial statements included in our Annual Reports on Form 10-K and review of consolidated financial statements included in our Quarterly Reports on Form 10-Q, fees for the audit of ZipRealty’s internal control over financial reporting related to compliance with the Sarbanes-Oxley Act of 2002, and fees for services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	Audit-related Fees principally include consultation services on financial reporting and internal control matters.
(3)	Tax Fees include tax compliance, tax advice and tax planning.
(4)	All Other Fees relate to an annual subscription to PwC’s online library of authoritative financial reporting and assurance literature.

Our Audit Committee is responsible under its charter for pre-approving (or designating a member to pre-approve) audit and non-audit services provided to us by our independent registered public accounting firm (or subsequently approving non-audit services when subsequent approval is necessary and permissible). In fiscal year 2011, the Audit Committee pre-approved all audit and non-audit services provided to us by PwC, including all fees described in the table above, and no PwC or Moss Adams non-audit services have been subsequently approved pursuant to 17 CFR 210.2-01(c)(7)(i)(C). The Audit Committee has delegated to its chair the ability to pre-approve miscellaneous services to be provided by our independent registered public accounting firm in an aggregate amount not to exceed $10,000, and for audit and tax related individual projects up to $15,000, as long as the chair presents such pre-approval to the full committee for ratification at its next meeting.

Required vote

As long as a quorum is present, the proposal will be approved if it receives the affirmative “FOR” vote of a majority of the shares present and entitled to vote on the proposal. The persons named in the enclosed proxy intend to vote the shares represented by those proxies in favor of this proposal.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

Transaction of Other Business

We know of no other proposals to be presented at the meeting. If any other proposal is presented properly, the shares represented by the proxies we receive will be voted according to the instructions of the persons named in the proxies. It is the intention of the persons named in the form of proxy to vote the shares that those proxies represent as the Board of Directors recommends.

Executive Officers

The following table sets forth certain information about our executive officers as of April 9, 2012:

Name	Age	Position
Charles C. (Lanny) Baker	45	Chief Executive Officer, President and Director
Eric L. Mersch	44	Senior Vice President, Chief Financial Officer, Controller and Chief Accounting Officer
Genevieve C. Combes	45	Senior Vice President, Corporate Development
David A. Rector	66	Senior Vice President, Finance
Samantha E. Harnett	36	Vice President, General Counsel and Secretary
Jamie D. Wilson	37	Vice President, Technology

Charles C. (Lanny) Baker has served as our Chief Executive Officer and President and a member of our Board of Directors since October 2010. From December 2008 until October 2010, Mr. Baker served as our Executive Vice President and Chief Financial Officer. From March 2005 to June 2007, Mr. Baker served as Senior Vice President and Chief Financial Officer of Monster Worldwide, Inc., an online recruitment services company. From June 1993 to March 2005, Mr. Baker served in positions of increasing responsibility in the Equity Research department at Smith Barney, a division of Citigroup, Inc., serving as Managing Director from January 2000 to March 2005. Prior to joining Smith Barney, Mr. Baker spent two years as an Equity Research Analyst at Morgan Stanley & Co. and two years in research assistant positions at Donaldson, Lufkin & Jenrette. Mr. Baker has served on the board of directors of The Knot, Inc., a life stages media company targeting couples planning their weddings and future lives together, since November 2005, where he is currently the chair of its audit committee and its nominating and corporate governance committee, and on the board of directors of Homeaway, Inc., the world’s largest online marketplace for the vacation rental industry, since April 2011, where he is currently the chair of its audit committee. Mr. Baker holds a Bachelor of Arts degree in history from Yale College.

Eric L. Mersch has served as our Senior Vice President, Chief Financial Officer and Chief Accounting Officer since April 2012. From November 2010 to August 2011, Mr. Mersch served as Chief Financial Officer of Imaging Advantage, LLC, a provider of comprehensive radiology solutions to health centers and radiology groups. From February 2010 to May 2010, Mr. Mersch served as Chief Financial Officer of Sonim Technologies, Inc., a mobile phone manufacturer. From March 2008 to January 2010, Mr. Mersch co-founded Deer Valley Ventures and served as Chief Financial Officer of DemandFlex, LLC, a provider of virtual private data centers. From June 2007 to February 2008, Mr. Mersch served as Chief Financial Officer of Razorgator Inc., an Internet ticketing services company. From August 2006 to May 2007, Mr. Mersch served as Chief

Financial Officer of VitalStream, Inc., a content delivery network provider. From March 2003 to August 2006, Mr. Mersch held several positions, including Vice President, Finance, with Harrah’s Entertainment (now Caesar’s Entertainment), a gaming and hospitality business. Mr. Mersch’s previous experience also includes seven years with the U.S. Navy as a Division Officer of the U.S.S. Los Angeles, a nuclear submarine. Mr. Mersch holds a Masters of Business Administration degree from Harvard Business School, a Masters of Nuclear Power Engineering degree from the Nuclear Engineering School (U.S. Military) and a Bachelor of Science degree in economics from the U.S. Naval Academy.

Genevieve C. Combes has served as our Senior Vice President of Corporate Development since December 2011. From December 2008 to December 2011, Ms. Combes served as our Senior Vice President of Technology and Operational Strategy. From December 2006 to December 2008, Ms. Combes served as our Senior Vice President of Planning and Operations. From May 2005 to December 2006, Ms. Combes served as our Vice President of Business Planning and Strategy. From August 2004 to May 2005, Ms. Combes served as our Director of Strategic Analysis. Prior to joining us, Ms. Combes spent over ten years in various capacities at JP Morgan H&Q’s (previously Hambrecht & Quist) Equity Research Department. Most recently Ms. Combes served as Managing Director of JP Morgan H&Q’s Consumer Research Group. Ms. Combes holds a Bachelor of Arts degree in economics cum laude from the University of California at Santa Cruz.

David A. Rector has served as our Senior Vice President, Finance since April 2012 and as a Senior Vice President since May 2006. Mr. Rector served as our Chief Financial Officer from October 2010 to April 2012 and from May 2007 to December 2008, as our Interim Chief Financial Officer from January 2007 until May 2007, as our Chief Accounting Officer from September 2007 to April 2012 and from May 2004 to May 2007, as our Controller from September 2007 to April 2012 and from April 2002 to May 2007, and as a Vice President from October 2002 to May 2006. Prior to joining us, from June 1999 to January 2002, Mr. Rector worked in various financial positions for several companies as a consultant for Resources Global Professionals, a consulting firm. Prior to that, he held senior financial positions at various companies, including commercial real estate companies Allegiance Realty Group and Fox & Carskadon Financial Corporation and served as an audit manager at Price Waterhouse. Mr. Rector is a Certified Public Accountant and holds a Bachelor of Science degree in business administration from the University of California at Los Angeles. Mr. Rector has announced his intention to retire when Mr. Mersch’s transition into the Chief Financial Officer position is complete.

Samantha E. Harnett has served as our Vice President, General Counsel and Secretary since November 2009. From April 2008 to November 2009, Ms. Harnett served as our Vice President, Assistant General Counsel and Assistant Secretary. From April 2007 to April 2008, Ms. Harnett served as our Assistant General Counsel and Assistant Secretary. From May 2005 to April 2007, Ms. Harnett served as our Legal Counsel. From August 2003 to May 2005, Ms. Harnett practiced in the areas of litigation and employment law at Wilson Sonsini Goodrich & Rosati, P.C. Ms. Harnett holds a Juris Doctor degree from the Santa Clara University School of Law and a Bachelor of Arts degree in psychology from California State University, Chico.

James D. Wilson has served as our Vice President of Technology since July 2011. From January 2007 to July 2011, Mr. Wilson served as our Vice President of Product Development. From January 2002 to January 2007, Mr. Wilson served as our Director of Product Strategy. From November 2000 through December 2001, Mr. Wilson served as our Product Strategy Manager. Mr. Wilson holds a Masters of Business Administration degree from the Haas School of Business at the University of California at Berkeley and Bachelor of Arts degree in economics from Stanford University.

Security Ownership by our Directors, Officers and Principal Stockholders

The following table sets forth information about the beneficial ownership of our common stock at April 9, 2012, for:

•	each person known to us to be the beneficial owner of more than 5% of our common stock;
•	each named executive officer (as identified in the “Summary compensation table” beginning on page 22 of this proxy statement);
•	each of our directors; and
•	all of our executive officers and directors as of April 9, 2012 as a group.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o ZipRealty, Inc., 2000 Powell Street, Suite 300, Emeryville, California 94608. We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculations of the percentages of beneficial ownership on 20,636,471 shares of common stock outstanding on April 9, 2012, the record date for our 2012 annual meeting of stockholders.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that were exercisable on or within 60 days of April 9, 2012. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding
More than 5% stockholders:
Benchmark Capital Partners IV, L.P.(1)	4,208,386	20.4%
Osmium Partners, LLC(2)	1,888,531	9.2%
Passport Capital, LLC(3)	1,519,058	7.4%
Juan F. Mini(4)	1,376,199	6.7%
Phillip A. Lamoreaux(5)	1,124,273	5.4%
Directors and named executive officers:
Charles C. Baker(6)	595,664	2.8%
David A. Rector(7)	268,439	1.3%
Genevieve C. Combes(8)	240,946	1.2%
Sally Aldridge(9)	0	*
Elisabeth H. DeMarse(10)	57,412	*
Robert C. Kagle(11)	4,255,048	20.6%
Stanley M. Koonce, Jr.(12)	80,328	*
Gary A. Wetsel(13)	60,830	*
Donald F. Wood(14)	116,474	*
All directors and executive officers as a group (11 people)(15)	5,837,047	26.5%

(1)	These shares are held by Benchmark Capital Partners IV, L.P., as nominee for Benchmark Capital Partners IV, L.P., Benchmark Founders’ Fund IV, L.P., Benchmark Founders’ Fund IV-A, L.P., Benchmark Founders’ Fund IV-B, L.P., Benchmark Founders’ Fund IV-X, L.P. and individuals currently or formerly affiliated with these funds. Benchmark Capital Partners IV, L.P. disclaims beneficial ownership of those shares it holds as nominee, but for which it does not exercise voting or dispositive power. Mr. Kagle, who is one of our directors, is a managing member of Benchmark Capital Management Co. IV, L.L.C., which is the general partner of Benchmark Capital Partners IV, L.P. Each of the managing members of Benchmark Capital Management Co. IV, L.L.C., including Mr. Kagle, has disclaimed beneficial ownership of the shares held by these funds except to the extent of his pecuniary interest therein. The address of these funds is c/o Benchmark Capital Partners, 2480 Sand Hill Road, Suite 200, Menlo Park, CA 94025.
(2)	Based on information contained in a Schedule 13G filed February 14, 2012. Includes 14,600 shares held by John H. Lewis individually. Also includes 1,873,931 shares beneficially owned by Mr. Lewis as the controlling member of Osmium Partners, LLC (“Osmium”), which shares beneficial ownership of these shares with the direct holders of these shares, which are either private investment funds for which Osmium serves as general partner, or other accounts which Osmium manages on a discretionary basis. Each filer disclaims beneficial ownership with respect to any shares other than the shares owned directly by it. The address for these filers is 388 Market Street, Suite 920, San Francisco, CA 94111.
(3)	Based on information contained in a Schedule 13G/A filed February 15, 2012. These shares are held for or by a British Virgin Islands company known as Passport Global Master Fund SPC Ltd for and on behalf of Portfolio A — Global Strategy (the “Fund”). Passport Capital, LLC, a Delaware limited liability company (“Passport Capital”), is the investment manager to the Fund. John Burbank is the sole managing member of Passport Capital. As a result, each of Passport Capital and Mr. Burbank may be considered to share the power to vote or to dispose of the shares owned of record by the Fund. The address of these entities and Mr. Burbank is c/o Passport Capital, 30 Hotaling Place, Suite 300, San Francisco, CA 94111.
(4)	Includes approximately 532,000 shares held by Mr. Mini individually and 844,199 shares held by Iverson Financial Corp. Mr. Mini is a director of Iverson Financial Corp., which is controlled by members of his family, and his address is 881 Ocean Drive, Apt. 26-H, Key Biscayne, FL 33149.
(5)	Based on information contained in a Schedule 13G/A filed February 10, 2012. Includes 979,955 shares beneficially owned by Lamoreaux Capital Management, LLC, which is a registered investment adviser whose clients have the right to receive or direct the receipt of proceeds from the sale of these shares. Mr. Lamoreaux is the manager of the LLC and shares beneficial ownership of these shares. Also includes 144,318 shares held by Mr. Lamoreaux, of which he is the sole beneficial owner. The address of Lamoreaux Partners (which is the owner of record of some of the shares), the LLC and Mr. Lamoreaux is 1505 Bridgeway, Suite 125, Sausalito, CA 94965.
(6)	Includes 466,769 shares issuable upon exercise of options that are exercisable within 60 days of April 9, 2012.
(7)	Includes 249,917 shares issuable upon exercise of options that are exercisable within 60 days of April 9, 2012.
(8)	Includes 224,198 shares issuable upon exercise of options that are exercisable within 60 days of April 9, 2012.
(9)	Ms. Aldridge’s sole equity award, which was unvested and unexercised, terminated upon her resignation in December 2011.
(10)	Includes 56,662 issuable upon exercise of options that are exercisable within 60 days of April 9, 2012.
(11)	Includes 46,662 shares issuable upon exercise of options held by Mr. Kagle that are exercisable within 60 days of April 9, 2012. Also includes shares described in footnote (1) above, subject to the disclaimer noted therein, which include, among other shares, 26,123 shares beneficially owned by Mr. Kagle and his family trusts for which Mr. Kagle may be deemed to have sole voting and dispositive power.
(12)	Includes 63,328 shares issuable upon exercise of options that are exercisable within 60 days of April 9, 2012.
(13)	Includes 43,330 shares issuable upon exercise of options that are exercisable within 60 days of April 9, 2012.
(14)	Includes 96,662 shares issuable upon exercise of options held by Mr. Wood that are exercisable within 60 days of April 9, 2012.
(15)	Includes our directors noted above and our executive officers as of April 9, 2012 listed under “Executive Officers” on page 17 of this proxy statement. Does not include Ms. Aldridge, who resigned in December 2011. Includes 1,247,528 shares subject to options exercisable within 60 days of April 9, 2012, which are noted in the above footnotes for our directors and named executive officers, and 153,812 shares issuable upon exercise of options that are exercisable within 60 days of April 9, 2012, which are held by our other executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and any person who owns more than ten percent (10%) of our shares of common stock to file reports of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and with us. Based on our review of copies of forms and written representations, we believe that all of our officers, directors and greater than ten percent (10%) stockholders complied on a timely basis with the filing requirements applicable to them for the year ended December 31, 2011.

Significant Relationships and Transactions with Directors, Officers or
Principal Stockholders

We describe below transactions and series of similar transactions, since January 1, 2010, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and
•	a director, director nominee, executive officer, or holder of more than 5% of our common stock, or any member of his or her immediate family, had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and stockholders.

Indemnification agreements with officers and directors

Our amended and restated certificate of incorporation and our bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with our directors and with our officers with a title of Vice President or higher, and we intend to do so with respect to such officers and directors in the future. Our charter documents also protect each of our directors, to the fullest extent permitted by the Delaware General Corporation Law, from personal liability to us and our stockholders from monetary damages for a breach of fiduciary duty as a director.

Review of related party transactions

Pursuant to our Code of Business Conduct and Ethics and our Corporate Governance and Nominating Committee Charter, our Board of Directors and our Corporate Governance and Nominating Committee must review and approve any transaction in which we are a participant and in which any director, director nominee, executive officer or holder of 5% or more of our common stock has or will have a direct or indirect material interest, including by virtue of immediate family members. Since January 1, 2010, we have not been a participant in any transaction with a related person other than the agreements and relationships described above, or as may be described in the “Summary compensation table” beginning on page 22 of this proxy statement.

Compensation and Other Information Concerning Officers

Procedures for determining compensation

Our Compensation Committee is responsible for reviewing the performance of our management in achieving our corporate and financial objectives and overseeing that our management is compensated fairly and consistently with our compensation philosophy. Toward those ends, the Committee, with input from our Chief Executive Officer and surveys prepared by outside compensation consultants, oversees our compensation, equity and employee benefit plans and programs.

The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist it. On occasion, the Committee has engaged compensation consultants to evaluate peer groups and assist it with consideration and analysis of potential employee incentive programs. Most recently, in late 2009, the Committee engaged Compensia to assist it with its consideration and analysis of executive compensation programs for fiscal year 2010. The Committee determined the nature and scope of Compensia’s engagement, which included (i) reviewing our executive compensation guiding principles; (ii) analyzing, both qualitatively and quantitatively, relevant data regarding executive compensation levels, practices and performance at other companies used for benchmarking purposes; (iii) providing an executive compensation assessment and pay-for-performance analysis; and (iv) presenting a detailed executive compensation analysis. The Committee considered this information in determining 2010 compensation for our executive officers.

For 2011 compensation, the Compensation Committee did not re-engage a consultant due to the comprehensive study conducted the previous year. To date in 2012, the Committee has not re-engaged a consultant because it has decided to freeze executive salaries at this time, given our financial performance and macroeconomic conditions.

Summary compensation table

The following table sets forth information regarding compensation earned in 2010 and 2011 by our Chief Executive Officer, our two other most highly compensated executives in 2011 who were employed at the end of fiscal year 2011, and an additional executive for whom disclosure would have been required but for the fact that she was not employed by us at the end of fiscal year 2011 (these individuals are collectively referred to as our “named executive officers”):

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Option Awards ($)(2)		All Other Compensation ($)		Total ($)
Charles C. Baker(3) Chief Executive Officer and President	2011	326,100	0		0		1,613		327,713
	2010	309,000	72,049	(4)	667,195		1,851		1,050,095
David A. Rector Senior Vice President, Finance; Former Chief Financial Officer and Chief Accounting Officer(5)	2011	265,000	0		41,610		2,450		309,060
	2010	265,000	25,896	(4)	46,660		7,546		345,102
Genevieve C. Combes Senior Vice President, Corporate Development(6)	2011	232,650	0		83,220		2,327		318,197
	2010	221,850	44,749	(4)	81,655		2,250		350,504
Sally Aldridge Former Vice President and Chief Marketing Officer(7)	2011	186,042	0		312,075	(8)	69,725	(9)	567,842
	2010	0	0		0		0		0

(1)	The amounts in the “Stock Awards” column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 relating to restricted stock grants for the relevant fiscal years, as required by the Securities and Exchange Commission for disclosure purposes in this table. The information regarding the valuation assumptions used is included in footnote 8 to our audited consolidated financial statements for the fiscal year ended December 31, 2011 included in our most recent Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on March 9, 2012.
(2)	The amounts in the “Option Awards” column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 relating to stock option grants for the relevant fiscal years, as required by the Securities and Exchange Commission for disclosure purposes in this table. The information regarding the valuation assumptions used is included in footnote 8 to our audited consolidated financial statements for the fiscal year ended December 31, 2011 included in our most recent Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on March 9, 2012.
(3)	Mr. Baker assumed the position of Chief Executive Officer and President effective October 2, 2010. He was previously our Executive Vice President and Chief Financial Officer.
(4)	Amounts include restricted stock awards made on January 15, 2010 under our 2009 Management Incentive Plan for services rendered in the full fiscal year 2009 in the amounts of 2,559 shares to Mr. Baker, 1,492 shares to Mr. Rector and 1,315 shares to Ms. Combes. Amounts also include restricted stock awards made on March 4, 2010 in connection with annual performance reviews; see “Other equity compensation” beginning on page 24 of this proxy statement.

(5)	Mr. Rector was promoted to the position of Chief Financial Officer effective October 25, 2010. Effective April 9, 2012, Mr. Rector assumed the position of Senior Vice President, Finance while Eric L. Mersch assumed the position of Chief Financial Officer and Chief Accounting Officer. Mr. Rector has announced his intention to retire when the CFO transition is complete.
(6)	Ms. Combes assumed this position in December 2011. She was previously our Senior Vice President, Technology and Operational Strategy.
(7)	Ms. Aldridge joined us in March 2011 and resigned in December 2011.
(8)	Amount represents a stock option granted to Ms. Aldridge upon her hire. The option terminated, unvested and unexercised, upon her resignation.
(9)	Amount includes accrued severance of $39,167, accrued COBRA benefits of $4,268, PTO payout of $10,846, and $15,444 in commission discounts for a residential real estate transaction conducted through our employee discount program.

Employment and severance agreements

We have entered into the following employment and severance agreements with our named executive officers:

Mr. Baker.  Effective October 2, 2010, Mr. Baker was promoted to the position of our Chief Executive Officer and President. In connection with that promotion, we entered into an employment agreement with Mr. Baker, a copy of which is filed as an exhibit to our most recent Annual Report on Form 10-K. Pursuant to the agreement, Mr. Baker is entitled to receive an annual base salary of not less than $312,000, which was his base salary in effect immediately prior to his promotion, but the Compensation Committee has agreed to review Mr. Baker’s base salary at least annually and make such increases as it deems appropriate. Accordingly, in recognition of Mr. Baker’s promotion, on March 5, 2011, the Compensation Committee increased Mr. Baker’s annual base salary to $330,800 effective April 1, 2011, which remains his current annual base salary at this time. The agreement also contains provisions concerning future bonuses and post-termination payments, which are discussed in more detail under “Annual incentive compensation plans” below and “Post-termination protection and payments — Employment Agreements” on page 27 of this proxy statement.

The agreement superseded the terms of our previous employment agreement with Mr. Baker, which was entered into in connection with his hiring as our Executive Vice President and Chief Financial Officer effective December 2008. That previous agreement provided, among other things, for an annual base salary of not less than $300,000. Mr. Baker’s annual base salary was increased by the Compensation Committee to $312,000 effective April 1, 2010.

Ms. Aldridge.  Ms. Aldridge resigned effective December 15, 2011. In connection with her resignation, we entered into a separation agreement and release with Ms. Aldridge, a copy of which is filed as an exhibit to our most recent Annual Report on Form 10-K. Pursuant to the agreement, Ms. Aldridge received severance equal to two months of her annual base salary of $235,000, less applicable withholding, semi-monthly in accordance with our regular payroll practices. Ms. Aldridge also received payment of COBRA medical insurance premiums on her behalf for two months. Ms. Aldridge agreed to release us from all claims and liabilities under federal and state laws arising prior to the separation date.

Annual incentive compensation plans

For fiscal years 2010 and 2011, our named executive officers were eligible to receive compensation under our 2010 Management Incentive Plan and 2011 Management Incentive Plan. For fiscal year 2012, our named executive officers may be eligible to receive compensation under our 2012 Management Incentive Plan. Copies of the plans are filed as exhibits to our most recent Annual Report on Form 10-K. Under our employment agreement with Mr. Baker, for the remainder of Mr. Baker’s employment period, we have agreed to implement incentive bonus plans pursuant to which Mr. Baker will have the opportunity to earn a substantial percentage of his annual base salary in the form of performance-based annual cash incentive bonus payments.

2010 Management Incentive Plan.  Under our 2010 Management Incentive Plan, payments could be earned for two performance periods during 2010: the mid-year performance period, meaning the first six months of the year, which represented 30% of total opportunity under the plan, and the full-year performance period, which represented 70% of total opportunity under the plan. In addition, if our Adjusted EBITDA (as defined in the plan) for the mid-year performance period was not break-even or better, then any mid-year incentive that otherwise would have been earned would not be not earned unless and until we achieved at least break-even Adjusted EBITDA for the full-year performance period. Also, if our Adjusted EBITDA for the full-year performance period was not break-even or better, then no incentive payment would be earned under the plan for either performance period. Because we did not achieve break-even Adjusted EBITDA for either performance period, our named executive officers did not receive compensation under our 2010 Management Incentive Plan.

2011 Management Incentive Plan.  Under our 2011 Management Incentive Plan, payments were subject to our achievement of minimum Adjusted EBITDA (as defined in the plan) of at least $1 million for fiscal year 2011. Incentives earned under the plan were structured to be paid as a single annual cash payment. Because we did not achieve Adjusted EBITDA of at least $1 million for fiscal year 2011, our named executive officers did not receive compensation under our 2011 Management Incentive Plan.

2012 Management Incentive Plan.  Under our 2012 Management Incentive Plan, payments are subject to our achievement of minimum Adjusted EBITDA of at least $1.5 million for fiscal year 2012, with Adjusted EBITDA defined under the plan as net income (loss) less interest income plus interest expense, provision for income taxes, depreciation and amortization expense, stock-based compensation and further adjusted to eliminate the impact of certain items that we do not consider reflective of our ongoing core operating performance. Incentives earned under the plan are structured to be paid as a single annual cash payment. Under the plan, twenty percent (20%) of all Adjusted EBITDA in excess of $1.5 million will be added to an incentive pool of funds, provided that the Compensation Committee has retained the discretion to determine not to fund the incentive pool. Of any funds added to the incentive pool, eighty percent (80%) will be allocated proportionally across our departments based on department size and salary levels, and our Chief Executive Officer will have discretion to allocate the remaining twenty percent (20%) of the incentive pool to our departments based on overall department performance and contribution to Company goals. Eligible persons may earn incentive payments, calculated as a percentage of base salary, upon our achievement of one of three target levels of Adjusted EBITDA approved by the Compensation Committee. Incentive payments as a percentage of base salary for the three target levels are 38%, 69% and 99% for our Chief Executive Officer and 15%, 28% and 40% for our other named executive officers, with payments subject to adjustment based on job performance and based on our achieving Adjusted EBITDA between target levels. Mr. Baker’s payments as a percentage of base salary were set in accordance with the terms of his employment agreement, which provides that Mr. Baker will have the opportunity to earn performance-based annual cash incentive bonus payments equal to a substantial percentage of his base salary.

Other equity compensation

In addition to equity awards made in January 2010 under our 2009 Management Incentive Plan (see footnote 4 to the “Summary compensation table” beginning on page 22 of this proxy statement), our Compensation Committee approved the equity compensation awards described below to our named executive officers during fiscal years 2010 and 2011 and to date during fiscal year 2012. All equity awards were made under our 2004 Equity Incentive Plan, and vesting of all equity awards is subject to the named executive officer remaining employed by or in a service relationship with us. Unless otherwise noted below, stock option awards vest monthly over a four-year period, with an initial one-year “cliff” vesting of one-fourth (1/4) of the award, and their exercise price equals the fair market value (the closing price on The NASDAQ Stock Market, Inc.) of our common stock on the date of grant. Options will provide a return to the employee only if he or she remains in our service while the options vest, and then only if the market price of our common stock appreciates over the option term.

•	Grants made on March 4, 2010 in connection with annual performance reviews: Mr. Baker, 12,500 shares of restricted stock, and a stock option for 65,000 shares; Mr. Rector, 4,000 shares of restricted stock, and a stock option for 20,000 shares; and Ms. Combes, 8,000 shares of restricted stock, and a stock option for 35,000 shares. With respect to the grants of restricted stock, one-half (1/2) of the shares subject to each grant vested on each of April 1, 2011 and April 1, 2012. The form of these restricted stock award agreements is filed as an exhibit to our most recent Annual Report on Form 10-K.
•	Grant made on October 8, 2010 in connection with his promotion: Mr. Baker, a stock option for 350,000 shares.
•	Grants made on March 5, 2011 in connection with annual performance reviews: Mr. Rector, a stock option for 30,000 shares; and Ms. Combes, a stock option for 60,000 shares.
•	Grant made on March 5, 2011, in connection with her hire: Ms. Aldridge, a stock option for 225,000 shares. This option terminated, unvested and unexercised, upon Ms. Aldridge’s resignation in December 2011.
•	Grants made on March 8, 2012 in connection with annual performance reviews: Mr. Baker, a grant of stock options to purchase 250,000 shares; and Ms. Combes, a grant of stock options to purchase 100,000 shares. Each grant was composed of three separate stock option agreements. Under the first stock option agreement, which covers one-third (1/3) of the grant, the option vests pursuant to our standard vesting schedule described above. Under the second stock option agreement, which covers another one-third (1/3) of the grant, the option vests pursuant to our standard vesting schedule set forth above; provided, however, that the option will accelerate and vest in full if the closing stock price of our common stock on The NASDAQ Stock Market, Inc. is equal to or greater than $5.00 per share for a period of 120 consecutive days. Under the third stock option agreement, which covers the remaining one-third (1/3) of the grant, the option vests in full on the date that our Compensation Committee determines that we have achieved adjusted EBITDA profitability for full year 2012, and the option will be forfeited if our Compensation Committee determines that the vesting event has not occurred.

Outstanding equity awards at fiscal year-end table

The following table provides information regarding each unexercised stock option and other outstanding equity award held by our named executive officers as of December 31, 2011:

	Option Awards(1)					Stock Awards
Name	Number of Shares Underlying Unexercised Options (#) Exercisable		Number of Shares Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	# of Shares Unvested (#)(2)	Market Value of Shares Unvested ($)(3)
Charles C. Baker	243,750	(4)	81,250	2.56	12/10/2018	6,250	6,875
	28,437		36,563	4.90	3/3/2020
	102,083		247,917	3.21	10/7/2020
David A. Rector	8,395		0	0.99	4/10/2012	2,000	2,200
	20,000		0	0.99	10/28/2012
	173,414	(5)	41,864	3.20	7/23/2016
	8,750		11,250	4.90	3/3/2020
	0		30,000	2.90	3/4/2021
Genevieve C. Combes	40,000		0	5.97	8/8/2016	4,000	4,400
	40,000		0	7.11	3/26/2017
	40,312		4,688	4.97	5/20/2018
	50,345	(5)	12,156	3.20	7/23/2016
	15,312		19,688	4.90	3/3/2020
	0		60,000	2.90	3/4/2021
Sally Aldridge	0		0	—	—	0	—

(1)	Unless otherwise noted, option grants in this table that are not fully vested vest as to one-fourth (1/4) of the shares on the one-year anniversary of the vesting commencement date and one forty-eighth (1/48) of the shares on the first day of each calendar month thereafter.
(2)	Amounts represent shares of restricted stock granted on March 4, 2010 that vested on April 1, 2012.
(3)	Based on a value of $1.10 per share, which was the closing price of the Company’s common stock on December 30, 2011, the last trading day on The NASDAQ Stock Market, Inc. for 2011.
(4)	Mr. Baker’s December 11, 2008 option was granted outside our option plan and without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv), which exempts inducement grants to new employees from stockholder approval requirements.
(5)	These options were issued in our July 2009 voluntary stock option exchange program. These options vest ratably each month over 36 months.

Post-termination protection and payments

Standard Change of Control Agreements.  Our Board of Directors has authorized a form of Change of Control Agreement for each of our current and future officers of a level of Vice President and above, and we have entered into this agreement with each of our named executive officers who are currently in office. The Change of Control Agreement provides that in the event the employee is terminated without cause, or is constructively terminated, within 12 months of a change of control of us (including a merger or sale of assets), 50% of all unvested stock rights as of such date shall become fully vested on the termination date. For this purpose, “stock rights” means all options or rights to acquire shares of our common stock, stock appreciation rights, performance units and performance shares, and includes all options issued from our 1999 Stock Plan and 2004 Equity Incentive Plan.

Employment Agreements.  Terms of employment contracts and other agreements entered into between us and our named executive officers may also provide for post-termination protection, whether in connection with a change of control or as a result of termination of employment under other circumstances. Currently, only Mr. Baker is a party to any such agreement with us. Pursuant to his employment agreement, if Mr. Baker’s employment with us terminates other than for cause (as defined in the agreement), or Mr. Baker resigns for good reason (as defined in the agreement), then Mr. Baker will be entitled to receive severance equal to six (6) months of his then-current annual base salary, plus payment of COBRA medical insurance premiums for a period of up to six (6) months. Mr. Baker’s receipt of any post-employment payments will be subject to Mr. Baker signing a full and complete release of all claims against us.

The following “Audit Committee Report” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Audit Committee Report

The Audit Committee is responsible for reviewing the scope and timing of audit services and any other services that ZipRealty’s independent registered public accounting firm is asked to perform, the auditor’s report on ZipRealty’s consolidated financial statements following completion of its audit, and ZipRealty’s policies and procedures with respect to internal accounting and financial controls. The Board of Directors adopted a revised written charter for the Audit Committee in March 2006, a copy of which is available on our website at www.ziprealty.com under “Investor Relations — Corporate Governance — Governance Documents.” All members of this committee are independent members of the Board of Directors within the meaning of the independent director standards of both The NASDAQ Stock Market, Inc. and the Securities and Exchange Commission.

We reviewed ZipRealty’s audited consolidated financial statements for fiscal year 2011 and discussed such statements with management. We discussed with PricewaterhouseCoopers LLP, ZipRealty’s independent registered public accounting firm during fiscal year 2011, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. We also received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board from PricewaterhouseCoopers LLP regarding its communications with the Audit Committee concerning independence, and we have discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions noted above, we recommended to the Board of Directors that ZipRealty’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the U.S. Securities and Exchange Commission.

Respectfully submitted by the Audit Committee:

Gary A. Wetsel	Elisabeth H. DeMarse	Stanley M. Koonce, Jr.
Chair

March 1, 2012

Stockholder Proposals

You may present proposals for inclusion in our proxy statement for consideration at our 2013 annual meeting of stockholders by submitting them in writing to our Secretary in a timely manner and in compliance with our procedures, as set forth below.

Timing.  Pursuant to Rule 14a-8(e) of the Securities Exchange Act of 1934, as amended, your proposal must be received by us no later than December 26, 2012 to be included in the proxy statement for our 2013 annual meeting. Any proposal submitted by you after December 26, 2012, but on or before January 25, 2013, may be eligible for consideration at next year’s annual meeting, but will not be eligible for inclusion in the proxy statement for that meeting. Any proposal received after January 25, 2013 will be considered untimely for our 2013 annual meeting, in accordance with the advance notice procedures set forth in our bylaws.

Procedures.  Any stockholder proposal must be delivered in writing to our Secretary, c/o ZipRealty, Inc., 2000 Powell Street, Suite 300, Emeryville, California 94608. The proposal must follow the procedures and meet the requirements set forth in our bylaws, which include, without limitation: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on our books, of the stockholder proposing such business, (c) the class and number of shares of our stock that are beneficially owned by the stockholder, (d) any material interest of the stockholder in such business, and (e) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in its capacity as a proponent to a stockholder proposal. Any proposal that is not submitted in accordance with those procedures and requirements will be considered improperly brought for our 2013 annual meeting.

In addition, for your proposal to be included in the proxy statement for our 2013 annual meeting, it must comply with the provisions of Rule 14a-8 of the Securities Exchange Act of 1934, as amended. Any proposal that is not submitted in accordance with those provisions will not be eligible for inclusion in our proxy statement for our 2013 annual meeting.

By order of the Board of Directors,

Samantha E. Harnett
Secretary

April 25, 2012

0

ZIPREALTY, INC.

PROXY

The shares of stock you are entitled to vote will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" Items 1 and 2 and in the discretion of the proxyholders on any other matter that properly comes before the meeting.

By signing the proxy, you revoke all prior proxies and appoint David A. Rector, Samantha E. Harnett and Karen B. Seto, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting of Stockholders to be held at Watergate Towers, 2200 Powell Street, Conference Room D, Emeryville, California 94608, on June 7, 2012, at 8:00 a.m., Local Time, or any adjournment or postponement thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY CARD IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

ZIPREALTY, INC.

June 7, 2012

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20230000000000000000 0 060712

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of two Class II directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:

○ Charles C. Baker — Class II director

○ Robert C. Kagle — Class II director

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Ratification of appointment of Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2011:	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL AND IN THE DISCRETION OF PROXYHOLDERS ON ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE MEETING.

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.